Exhibit 11
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                     NPC International, Inc.
      Statement Regarding Computation of Per Share Earnings

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                                                   Thirteen Weeks Ending
                                             June 28, 1994     June 29, 1993

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PRIMARY

Shares   outstanding
at  beginning   of   period                    25,011,493         25,284,622

Weighted average of shares
issued    and
(re-acquired)   during   period                       (25)           (32,154)

Assuming exercise of options and
warrants reduced by the number
of shares which could have been
purchased with the proceeds from exercise          16,819             81,540

Shares outstanding for
computation of per share earnings              25,028,287         25,334,008

Net income                                     $3,755,000         $2,674,000

Earnings per share                             $     0.15         $     0.11



FULLY DILUTED

Shares   outstanding
at  beginning   of   period                   25,011,493          25,284,622

Weighted average of shares
issued    and
(re-acquired)   during   period                      (25)            (32,154)

Assuming exercise of options and
warrants reduced by the number
of shares which could have been
purchased   with   the
proceeds   from   exercise                        16,819              81,540

Shares outstanding for
computation of per share earnings             25,028,287          25,334,008

Net income                                    $3,755,000          $2,674,000

Earnings per share                            $     0.15          $     0.11


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